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                              EMPLOYMENT AGREEMENT

                                 by and between


                             NATIONSBANK CORPORATION


                                       and


                              HINTON F. NOBLES, JR.


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                              EMPLOYMENT AGREEMENT


          AGREEMENT, dated as of October 10, 1997, by and between Hinton F. Nobles, Jr. (the "Employee") and NationsBank Corporation, a North Carolina corporation (the "Corporation").

         The Employee is currently employed by Barnett Banks, Inc., a Florida corporation ("Barnett"), as an Executive Vice President and is a party to an employment agreement with Barnett (the "Prior Agreement") dated as of July 1, 1996. Pursuant to the Agreement and Plan of Merger, dated as of August 29, 1997 (the "Merger Agreement"), by and between the Corporation and Barnett, Barnett will merge (the "Merger") with and into the Corporation (or a wholly-owned subsidiary of the Corporation) as of the "Effective Time" (as defined in the Merger Agreement).

         The Board of Directors of the Corporation (the "Board") recognizes that the Employee will contribute significantly to the growth and success of the Corporation following the Effective Time. The Board desires to provide for the continued employment of the Employee and to encourage the attention and dedication to the Corporation of the Employee as a member of the Corporation's management, in the best interests of the Corporation and its shareholders. The Employee is willing to commit himself to serve the Corporation on the terms and conditions herein provided.

         In order to effect the foregoing, the Corporation and the Employee wish to enter into an employment agreement on the terms and conditions set forth below. This Agreement shall become effective only at the Effective Time. If the Effective Time does not occur, this Agreement shall be of no force and effect.

         Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Employment; Term. The Corporation hereby agrees to employ the Employee, and the Employee hereby accepts such employment, on the terms and conditions hereinafter set forth. The period of employment of the Employee by the Corporation hereunder (the "Employment Period") shall commence on the date (the "Effective Date") on which the Effective Time occurs and shall end on the Employee's Date of Termination (as defined in Section 8(b) hereof). The term of this Agreement (the "Term") shall begin on the Effective Date and shall end on the third anniversary thereof.

         2. Prior Agreement. As of the Effective Date, the Prior Agreement is hereby amended and superseded in its entirety by the terms and provisions of this Agreement.

         3. Position and Duties. As of the Effective Date, the Employee shall serve as Executive Vice President of the Corporation in which capacity the Employee shall perform the usual and customary duties of the office in which the Employee shall serve.

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         4. Place of Performance. In connection with the Employee's employment by the Corporation, the Employee's principal business address shall be at Barnett's current principal executive offices in Jacksonville, Florida or in such other place as the Employee and the Corporation may agree.

         5.       Compensation and Related Matters.

                  (a) Base Salary. During the Employment Period, the Corporation shall pay the Employee an annual base salary ("Base Salary") of $400,000, payable in approximately equal installments in accordance with the Corporation's customary payroll practices. The Base Salary may be increased during the Employment Period, and if so increased, it shall not be decreased. The salary payments (including any increased salary payments) hereunder shall not in any way limit or reduce any other obligation of the Corporation hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Corporation to pay the Employee's salary hereunder.

                  (b) Bonuses. During the Employment Period, the Employee shall receive annual bonuses (each, an "Annual Bonus"), each of which shall equal no less than $400,000. The Annual Bonus shall be paid at a time and in a manner consistent with the Corporation's customary practice.

                  (c) Equity-Based Compensation. The Corporation shall grant to the Employee (i) as of the Effective Date, 50,000 restricted shares of common stock of the Corporation and (ii) as of the Effective Date and as of the first anniversary of the Effective Date (provided the Employment Period is continuing on such anniversary date), an option to purchase 30,000 shares (subject to equitable adjustment in the event of a stock split or similar event as provided in the Corporation's Key Employee Stock Plan) of common stock of the Corporation, all pursuant to the Corporation's Key Employee Stock Plan. Subject to the provisions hereof, (x) the restrictions with respect to one-third of the shares subject to the grant described in (i) of the preceding sentence shall lapse on each anniversary of the Effective Date, (y) the options described in clause (ii) of the preceding sentence shall become exercisable in three equal annual installments commencing with the date of grant, provided that any such options not yet exercisable on the last day of the Term shall become exercisable on such day, and (z) all previously awarded and outstanding options described in clause (ii) of the preceding sentence shall remain exercisable for the three-year period commencing with the date of the Employee's termination of employment or until the original expiration date of such options, if earlier.

                  (d) Expenses. The Corporation shall promptly reimburse the Employee for all reasonable business expenses incurred during the Employment Period by the Employee in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Corporation, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Corporation.


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                  (e)      Other Benefits.

                           (i) Subject to the provisions of clause (ii) below,
                  during the Employment Period, the Employee shall be entitled to participate in all of the employee benefit plans and arrangements made available by the Corporation to similarly situated employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, and shall be entitled to all perquisites and special benefits provided to similarly situated employees of the Corporation. Credit shall be given to the Employee for the Employee's service with Barnett, as if such service had been performed for the Corporation, for all relevant purposes under all such Corporation plans and arrangements.

                           (ii) As of the Effective Date the Employee shall be
                  designated a participant in the NationsBank Corporation and Designated Subsidiaries Supplemental Executive Retirement Plan ("SERP I") which shall provide the Employee with a target annual retirement benefit equal to sixty percent (60%) of the Employee's final five-year average earnings, offset by the Employee's annual retirement benefits from the Corporation's tax-qualified defined benefit plan, the Corporation's ERISA restoration plan, Barnett's tax-qualified defined benefit plan, the Supplemental Executive Retirement Plan of Barnett Banks, Inc. and its Affiliates (the "Barnett SERP"), any plan maintained by any previous employer of the Employee (which previous employer plan offset will be calculated in accordance with Section 3.1(b)(1)(B) of the Barnett SERP as in effect on the date hereof) and social security. The Employee shall be credited with the Employee's service with, and compensation from, Barnett prior to the Effective Date for purposes of determining the Employee's SERP I target benefit. In no event shall the annual retirement benefit payable to the Employee from SERP I after the offsets listed above (the "Net SERP I Benefit") be less than $250,000, and the Employee shall be eligible to commence the Employee's Net SERP I Benefit on the fifth (5th) anniversary of the Effective Date. Upon the Employee's death, the Employee's beneficiary shall be entitled to receive until such beneficiary's death an annual benefit equal to seventy-five percent (75%) of the Employee's Net SERP I Benefit. Notwithstanding the foregoing provisions of this clause, the Employee shall be entitled to receive the lump sum value of the Employee's Net SERP I Benefit within thirty (30) days following the Employee's Date of Termination (as defined in Section 8(b) below) calculated using a discount rate of five percent (5%) and the 1983 Group Annuity Mortality Table and assuming a three year age difference between the Employee and the Employee's spouse. Any such election to receive a lump sum benefit may be made by the Employee's delivery of a written election to the Corporation on, or at any time after, the Effective Date. Such election may be made by the Employee without the consent of the Corporation or any administrative committee under SERP I, and no financial penalty or other reduction in the lump sum value calculated above shall be imposed as the result of such lump sum election. In the event the Employee elects a lump sum payment of the Employee's Net SERP I Benefit and dies prior
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

                  to receiving such payment, the lump sum value of the Employee's Net SERP I Benefit (calculated as if the Employee had terminated employment on the date prior to his death) shall be paid to the Employee's estate or other designated beneficiary. See Section 14(d) for special provisions related to an income tax gross-up related to the Employee's Net SERP I Benefit.


                  (f) Vacation. The Employee shall be entitled to (i) the number of vacation days in each calendar year, (ii) compensation in respect of earned but unused vacation days, and (iii) all paid holidays, in each case as the same may be provided by the Corporation to its similarly situated employees.

                  (g) Services Furnished. During the Employment Period, the Corporation shall furnish the Employee with office space, stenographic assistance and such other facilities and services as are provided to the Employee by Barnett as of the date hereof.

         6. Offices. Subject to Sections 3 and 4, the Employee agrees to serve without additional compensation, if elected or appointed thereto, as a director of any of the Corporation's subsidiaries and as a member of any committees of the board of directors of any such corporations, and in one or more executive positions of any of the Corporation's subsidiaries, provided that the Employee is indemnified for serving in any and all such capacities on a basis no less favorable than is currently or may be provided to any other director of the Corporation, any of its subsidiaries, or in connection with any such executive position, as the case may be.

         7. Termination. The Employment Period shall end in the event of a termination of the Employee's employment in accordance with any of the provisions of this Section 7, and the Term shall end in the event of a termination of Employee's employment in accordance with the provisions of subsection (c) of this Section 7, in each case, on the Employee's Date of Termination (as defined in Section 8(b) below).

                  (a) Death. The Employee's employment hereunder shall terminate upon the Employee's death.

                  (b) Disability. If, as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been absent from the full-time performance of the Employee's duties hereunder for the entire period of six consecutive months, and within thirty (30) days after written Notice of Termination (as defined in Section 8) is given shall not have returned to the performance of the Employee's duties hereunder on a full-time basis, the Corporation may terminate the Employee's employment hereunder for "Disability."

                  (c) Cause. The Corporation may terminate the Employee's employment hereunder for Cause. For purposes of this Agreement, the Corporation shall have "Cause" to terminate the Employee's employment hereunder upon the occurrence of any of the following events:


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                           (i) the conviction of the Employee for the commission
                  of a felony involving dishonesty with respect to the Corporation; or

                           (ii) gross and willful misconduct by the Employee
                  that is demonstrably and materially injurious to the Corporation or its subsidiaries, whether monetarily or otherwise.

Cause shall not exist unless and until the Corporation has delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Employee was guilty of the conduct set forth in this Section 7(c) and specifying the particulars thereof in detail. For purposes of this Section 7(c), no act or failure to act on the Employee's part shall be considered "willful" unless done or failed to be done by the Employee in bad faith and without reasonable belief that the Employee's action or omission was in the best interest of the Corporation.

                  (d) Good Reason. The Employee may terminate the Employee's employment hereunder for "Good Reason." The Employee shall be deemed to have terminated the Employee's employment for Good Reason if the Employee's employment is terminated for any reason other than for death, Disability or Cause.

         8.       Termination Procedure.

                  (a) Notice of Termination. Any termination of the Employee's employment by the Corporation or by the Employee (other than termination pursuant to Section 7(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

                  (b) Date of Termination. "Date of Termination" shall mean (i) if the Employee's employment is terminated pursuant to Section 7(a) above, the date of the Employee's death, (ii) if the Employee's employment is terminated pursuant to Section 7(b) above, thirty (30) days after Notice of Termination is given (provided that the Employee shall not have returned to the performance of the Employee's duties on a full-time basis during such thirty (30) day period),
(iii) if the Employee's employment is terminated pursuant to Section 7(c) above, the date specified in the Notice of Termination, and (iv) if the Employee's employment is terminated pursuant to Section 7(d) above, the date on which a Notice of Termination is given or any later date (within 30 days) set forth in such Notice of Termination; provided, however, that, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment,

                                       5
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order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

                  (c) Compensation During Dispute. If a purported termination occurs during the Term, and such termination is disputed in accordance with subsection (b) of this Section 8, the Corporation shall continue to pay the Employee the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Employee as a participant in all compensation, benefit and insurance plans in which the Employee was participating when the notice giving rise to the dispute was given, until the Date of Termination, determined in accordance with subsection (b) of this Section 8. Amounts paid under this Section 8(c) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

         9.       Compensation upon Termination or During Disability.

                  (a) Disability; Death. During any period that the Employee fails to perform the Employee's duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Employee shall continue to receive the Employee's Base Salary at the rate in effect at the beginning of such period as well as all other payments and benefits set forth in Section 5 hereof, reduced by any payments made to the Employee during the disability period under the disability benefit plans of the Corporation then in effect or under the Social Security disability insurance program ("Disability Payments"). Subsequent to the termination of the Employee's employment pursuant to Section 7(b), or in the event the Employee's employment is terminated by reason of the Employee's death, the Corporation shall pay to the Employee, the Employee's legal representative or the Employee's successors (as described in Section 12(b)) the payments and benefits set forth in subsection (b) of this Section 9 for a period of one (1) year or, if less, for the period ending on the last day of the Term.

                  (b) By the Corporation without Cause or by the Employee for Good Reason. If during the Term the Employee's employment is terminated by the Corporation other than for Cause or Disability or if the Employee terminates the Employee's employment for Good Reason, then:

                           (i) the Corporation shall pay the Employee the
                  Employee's Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given; any bonus payable hereunder in respect of a year which ended prior to the Date of Termination and which had not yet been paid; and an amount equal to the minimum bonus referred to in
                  Section 5(b) hereof, multiplied by a fraction the numerator of which shall be the number of days from the beginning of the applicable year to and including the Date of Termination and the denominator of which shall be 365;

                           (ii) in lieu of any further salary or bonus payments
                  to the Employee for periods subsequent to the Date of Termination, the Corporation shall pay as liquidated damages to the Employee an aggregate amount equal to the product of
                  (A) the number of years (including fractions thereof) remaining in the Term as of

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                  the Date of Termination (but no more than one (1) year in the case of the Employee's death or Disability as provided in
                  Section 9(a) above) and (B) the sum of (1) the Employee's Base Salary rate in effect as of the Date of Termination, and (2) the minimum annual bonus referred to in Section 5(b) hereof, such amount to be paid in a cash lump sum within five (5) days following the Date of Termination;

                           (iii) all equity based awards described in Section
                  5(c) hereof shall become fully vested and exercisable, as applicable, and all options described in Section 5(c) that are then outstanding shall remain exercisable for the three-year period commencing with the Date of Termination; and

                           (iv) the Corporation shall continue to provide to the
                  Employee the benefits described in Section 5(e)(i) hereof for the remainder of the Term. Welfare and other insurance benefits otherwise receivable by the Employee pursuant to this
                  Section 9(b)(iv) shall be reduced to the extent comparable benefits are actually received by the Employee from a subsequent employer during the period during which the Corporation is required to provide such benefits, and the Employee shall report any such benefits actually received to the Corporation.

                  (c) By Corporation for Cause. If the Employee's employment shall be terminated by the Corporation for Cause, then the Corporation shall pay the Employee the Employee's Base Salary (at the rate in effect at the time Notice of Termination is given) through the Date of Termination.

                  (d) Compensation Plans. Following any termination of the Employee's employment, the Corporation shall pay the Employee all unpaid amounts, if any, to which the Employee is entitled as of the Date of Termination under any compensation plan or program of the Corporation, including but not limited to any deferred compensation plan or program, at the time such payments are due in accordance with and subject to the provisions of such plans or programs.

                  (e) Mitigation. Except as is specifically provided in subsection (b)(iv) of this Section 9, the Employee shall not be required to mitigate the amount of any payment provided herein by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided hereunder be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Corporation, or otherwise.

         10.      Confidential Information; Non-Competition.

                  (a) Confidential Information. The Employee shall hold in a fiduciary capacity for the benefit of the Corporation all trade secrets, confidential information, and knowledge or data relating to the Corporation and its businesses, which shall have been obtained by the Employee's employment by the Corporation and which shall not have been or hereafter become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement). The Employee shall not, without the prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Corporation and those designated by the Corporation. Any termination of the Employee's employment or of this Agreement shall have no effect on the continuing operation of this Section 10(a). The Employee agrees to return all confidential information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Corporation at any time upon request by the Corporation and upon the termination of the Employee's employment hereunder for any reason.

                  (b) Non-Competition. During the Employment Period and for a period of two (2) years thereafter, the Employee shall not engage in Competition, as defined below, with the Corporation in any locality or region of the United States in which the Corporation had operations at the time of, or within six (6) months prior to, the termination of the Employee's employment hereunder; provided, that it shall not be a violation of this Section 10(b) for the Employee to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that the Employee does not actively participate in the business of such corporation until such time as this covenant expires.

                  For purposes of this Agreement, Competition by the Employee shall mean the Employee's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant (for the purposes of this Section 10, the Employee shall be a "consultant" if the Employee works forty (40) or more hours for any one such entity in any ninety-day period) or lender to, or being a director, officer, employee, principal, agent, stockholder (other than as specifically provided for herein), member, owner or partner of any company or business operation specified below:

                           (i) any company which is, or is a direct or indirect
                  subsidiary of, one of the twenty-five largest bank holding companies headquartered in the United States (as measured by asset size) or any of the ten largest investment banking companies headquartered in the United States (as measured by capital);

                           (ii) any business operation of any company in the
                  financial services industry if such business operation is then in substantial and direct competition with a principal business operation of the Corporation in which the Corporation was engaged as of the Date of Termination and if the financial services company has total revenues of $100 million or more annually and a majority of such revenues are derived from customers and/or operations in the State of Florida; provided, however, that no business operation of the Corporation shall constitute a principal business operation of the Corporation for purposes of this clause (ii) unless the revenues, profits or assets of the Corporation attributable to such business operation amount to at least 10% of the total revenues, profits or assets of the Corporation; or

                           (iii) any business operation which directly engages
                  in the business of automobile leasing, automobile lending, mortgage banking or home equity lending or the origination, purchase, sale or servicing of residential mortgage loans or home equity loan products ("Consumer Finance Activities"); provided, however, that the foregoing shall in no way limit the Employee's activities with respect to any entity or business which engages in Consumer Finance Activities if the Employee's activities are unrelated to the Consumer Finance Activities of such entity or business.

         11. Indemnification; Legal Fees. The Corporation shall indemnify the Employee to the fullest extent permitted by the laws of the Corporation's state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Corporation, whichever affords the greater protection to the Employee. The Employee will be entitled to any insurance policies the Corporation may elect to maintain generally for the benefit of its officers and directors against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which the Employee may be made a party by reason of being a director or officer of the Corporation. The Corporation shall reimburse the Employee for any legal fees and expenses incurred by the Employee (including but not limited to the legal fees and expenses incurred pursuant to Section 16 hereof) in contesting or disputing any termination of the Employee's employment or in seeking to obtain or enforce any right or benefit provided by this Agreement (or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Internal Revenue Code of 1996, as amended (the "Code"), to any payment or benefit provided hereunder) other than for any such expenses, costs, liabilities or legal fees incurred as a result of the Employee's bad faith. Such payments shall be made within five (5) days after the Employee's request for payment accompanied with such evidence of fees and expenses incurred as the Corporation reasonably may require. Any termination of the Employee's employment or of this Agreement shall have no effect on the continuing operation of this Section 11.

         12.      Successors; Binding Agreement.

                  (a) Corporation's Successors. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Corporation in the same amount and on the same terms as the Employee would be entitled to hereunder if the Employee terminated the Employee's employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (b) The Employee's Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and Legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee, or other designee or, if there be no such designee, to the Employee's estate.

         13. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Employee:              Hinton F. Nobles, Jr.
                                          P.O. Box 40789
                                          Jacksonville, FL  32203

         With a Copy to:                  Halcyon E. Skinner, Esq.
                                          50 North Laura Street, Suite 3300
                                          Jacksonville, FL  32203

         If to the Corporation:           NationsBank Corporation
                                          NationsBank Corporate Center
                                          100 North Tryon Street
                                          Charlotte, NC  28255

                                          Attention:  General Counsel

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         14.      Additional Payment.

                  (a) If any of the payments provided for in this Agreement (the "Contract Payments") or any portion of the Total Payments (as defined below) will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Code, the Corporation shall pay to the Employee, no later than the fifth day following the earlier of the date on which such payment is made and the Date of Termination, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee, after deduction of any Excise Tax on the Contract Payments and such other Total Payments and any federal and state and local income, employment and other taxes and Excise Tax upon the payment provided for by this subsection, shall be equal to the Contract Payments and such other Total Payments.

                  (b) For purposes of determining whether any payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any payments or benefits received or to be received by the Employee in connection with an event described in section 280(G)(b)(2)(A)(i) of the Code (hereinafter, a "change in control"), or the Employee's termination of employment pursuant to the terms of any plan, arrangement or agreement with Barnett, the Corporation, its successors, any person whose actions result in a change in control or any person affiliated with the Corporation or such person (together with the Contract Payments, the "Total Payments"), shall be treated as "parachute payments" within the meaning of section 28OG(b)(2) of the Code except to the extent that, in the opinion of tax counsel selected by the Corporation's independent auditors and acceptable to the Employee, the Total Payments do not constitute parachute payments, (ii) all "excess parachute payments" within the meaning of section 28OG(b)(1) shall be treated as subject to the Excise Tax except to the extent that, in the opinion of such tax counsel, such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4)(B) of the Code in excess of the base amount within the meaning of section 28OG(b)(3) of the Code, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Corporation's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  (c) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Employee's employment, the Employee shall repay to the Corporation at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Employee if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Employee's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Corporation shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (d) Notwithstanding any provision of this Agreement to the contrary, in addition to the payment of the Employee's Net SERP I Benefit as provided in Section 5(e)(ii), the Corporation shall pay the Employee from time to time additional amounts such that after all applicable federal and state and local income, employment and other taxes on the Employee's Net SERP I Benefit and on the additional amount payable under this Section 14(d), the Employee has received the Employee's entire Net SERP I Benefit on an after-tax basis. Any additional amount due under this Section 14(d) shall be due and payable to the Employee at the time the income, employment or other tax is assessed against the Employee's Net SERP I Benefit whether or not the Employee's Net SERP I Benefit is then payable. The federal and state

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

and local income tax rates for purposes of calculating the additional amount hereunder shall be determined in accordance with the last sentence of Section 14(b).


         15. Amendment or Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and such officer of the Corporation as may be specifically designated by the Board or its compensation committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         16. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Jacksonville, Florida, in accordance with the rules of the American Arbitration Association then in effect or of such similar organization as the parties hereto may mutually agree. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The expense of such arbitration shall be borne by the Corporation.

         17. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles.

         18. Miscellaneous. All references to sections of any statute shall be deemed also to refer to any successor provisions to such sections. The obligations of the parties under Sections 9, 10 and 11 hereof shall survive the expiration of the Term. The compensation and benefits payable to the Employee under Section 9 of this Agreement shall be in lieu of any other severance benefits to which the Employee may otherwise be entitled upon the Employee's termination of employment under any severance plan, program, policy or arrangement of the Corporation.

         19. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect throughout the Term.

         20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         21. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, as of the Effective Date, supersedes all prior agreements, promises, covenants, arrangements communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                  NATIONSBANK CORPORATION


                                  By:   /s/ James H.Hance, Jr.
                                    ---------------------------
                                        James H. Hance, Jr., Vice Chairman
                                        and Chief Financial Officer




                                  /s/ Hinton F. Nobles, Jr.
                                  ---------------------------
                                  Hinton F. Nobles, Jr.




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